FORUM ENERGY TECHNOLOGIES, INC.
CERTIFICATE OF ELIMINATION
OF THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
Pursuant to Section 151(g) of the General Corporation Law
of the State of Delaware
Forum Energy Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:
1.    Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Company’s Board of Directors (the “Board”) adopted the following resolutions respecting the Company’s Series A Junior Participating Preferred Stock, which resolutions have not been amended or rescinded:
WHEREAS, on April 29, 2020, the Board adopted a resolution designating a series of 296,000 shares of Series A Junior Participating Preferred Stock (the “Series A Junior Participating Preferred Stock”); and
WHEREAS, the Board deems it advisable and in the best interest of the Company and its stockholders to eliminate the Series A Junior Participating Preferred Stock;
NOW, THEREFORE, BE IT RESOLVED, that none of the authorized shares of Series A Junior Participating Preferred Stock are outstanding, and none will be issued subject to the Certificate of Designations of Series A Junior Participating Preferred Stock previously filed with respect to the Series A Junior Participating Preferred Stock (the “Certificate of Designations”);
RESOLVED FURTHER, that the officers of the Company be, and each of them individually hereby is, authorized and empowered, for and on behalf of the Company, to take any and all actions as such officers deem necessary and appropriate to eliminate the Series A Junior Participating Preferred Stock, including to execute and file, or cause to be executed and filed, a Certificate of Elimination of the Series A Junior Participating Preferred Stock (the “Certificate of Elimination”) with the Secretary of State of the State of Delaware;
RESOLVED FURTHER, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Third Amended and Restated Certificate of Incorporation of the Company all matters set forth in the Certificate of Designations with respect to the Series A Junior Participating Preferred Stock, and all of the shares that were designated as Series A Junior Participating Preferred Stock shall be returned to the status of preferred shares of the Company, without designation as to series; and

RESOLVED FURTHER, that the officers of the Company be, and each of them individually hereby is, authorized and empowered, for and on behalf of the Company, to take or cause to be taken all such other actions and to execute, acknowledge, file and deliver all such other instruments as the officers, or any one or more of them, approve as necessary, appropriate or desirable in order to carry out and perform the purposes and intent of the foregoing resolutions, the taking of such actions or execution of such instruments to be conclusive evidence of the necessity or desirability thereof.
2.    In accordance with Section 151(g) of the DGCL, all matters set forth in the previously filed Certificate of Designations with respect to the Series A Junior Participating Preferred Stock are hereby eliminated.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer this 11th day of May, 2021.
FORUM ENERGY TECHNOLOGIES, INC.
By:_/s/ C. Christopher Gaut
Name: C. Christopher Gaut
Title: Chairman and CEO
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